UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 31, 2006
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
Acquisition of Airport Corporate Center
     Hines Real Estate Investment Trust, Inc. (“Hines REIT”) acquired, through a wholly-owned subsidiary of Hines REIT Properties, L.P., its majority-owned subsidiary (the “Operating Partnership,” and together with Hines REIT, the “Company”), Airport Corporate Center, a 45-acre office park located in the Airport West/Doral submarket of Miami, Florida. The acquisition was completed on January 31, 2006. The seller, Miami RPFIV Airport Corporate Center Associates Limited Liability Company, is unaffiliated with Hines REIT, its sponsor Hines Interests Limited Partnership (“Hines”) and their affiliates.
     Airport Corporate Center consists of 11 buildings constructed between 1982 and 1996 and a 5.46-acre land development site. The buildings have an aggregate of approximately 1,018,477 square feet of rentable area and are approximately 95% leased. A subsidiary of Norwegian Cruise Lines leases approximately 179,853 square feet, or approximately 18% of the property’s rentable area. This lease expires in January 2009. No other tenant leases more than 10% of the property’s rentable area.
     The aggregate purchase price of Airport Corporate Center was approximately $159.4 million, including transaction costs and financing fees. The acquisition was funded by the assumption of a $91.0 million existing mortgage loan as discussed further below and proceeds from borrowings under the Operating Partnership’s existing credit facility. In connection with this acquisition, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership, an affiliate of Hines, cash acquisition fees totaling approximately $784,000. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition . Hines will serve as the property manager and will provide services in connection with the leasing, operation and management of Airport Corporate Center.
     In connection with the acquisition of Airport Corporate Center, on January 31, 2006 a wholly-owned subsidiary of the Operating Partnership assumed a mortgage agreement with Wells Fargo Bank, N.A., as trustee for the registered holders of certain commercial mortgage pass-through certificates, in the principal amount of $91.0 million. The loan bears interest at a fixed rate of 4.775% per annum, matures and becomes payable on March 11, 2009 and is secured by Airport Corporate Center. The mortgage agreement contains customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of certain financial ratios. The Operating Partnership has executed a customary recourse carve-out guaranty of certain obligations under the mortgage agreement and the other loan documents.
Acquisition of 720 Olive Way by the Core Fund
     On January 31, 2006, an indirect subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”) acquired an approximate 80% interest in an office property located at 720 Olive Way in the central business district of Seattle, Washington. The seller, WXIII/SCV Real Estate, LP, is unaffiliated with Hines REIT and its affiliates. The Core Fund is an investment vehicle organized in August 2003 by Hines to invest in existing office properties in the United States that Hines believes are desirable long-term “core” holdings. The Core Fund is managed by an affiliate of Hines. The Core Fund now indirectly holds interests in a portfolio of eleven office properties. As of January 31, 2006, the Operating Partnership owned a 26.2% non-managing general partner interest in the Core Fund.
     720 Olive Way consists of a 20-story office building and a parking structure that were constructed in 1981 and substantially renovated in 1997. The building contains an aggregate of approximately 287,000 square feet of rentable area and is approximately 80% leased. Community Health Plan of Washington, one of the state’s largest health programs, leases approximately 46,681 square feet, or approximately 16% of the property’s rentable area. This lease expires in 2009. No other tenant leases more than 10% of the rentable area.

     The aggregate purchase price of 720 Olive Way was approximately $84.7 million, including transaction costs, financing fees and working capital reserves. The acquisition was funded by borrowings under a revolving credit facility with KeyBank National Association held by an indirect subsidiary of the Core Fund, capital contributions from certain institutional co-investors and a $42.4 million mortgage loan obtained from The Prudential Insurance Company of America in connection with the acquisition. Hines will serve as the property manager and will provide services in connection with the leasing, operation and management of 720 Olive Way.
     In connection with the acquisition of 720 Olive Way, on January 31, 2006 an indirect subsidiary of the Core Fund entered into a mortgage agreement with The Prudential Insurance Company of America in the principal amount of $42.4 million. The loan bears interest at a fixed rate of 5.32% per annum, has a ten year term and is secured by 720 Olive Way. The mortgage agreement contains customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of certain financial ratios. This loan is not recourse to the Core Fund or to the Company.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.
     The disclosure required by this item is included in Item 2.01 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this current Report on Form 8-K no later than 75 calendar days after January 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
February 3, 2006	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer